Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER AND YEAR ENDED DECEMBER 31, 2014
Net Income Return on Equity of 11.1% for the year 2014
Operating Return on Equity of 11.5% for the year 2014
Diluted Book Value Per Share of $45.13, up 10.3% from December 31, 2013
Announces new $500 million share repurchase authorization to replace prior plan

Hamilton, Bermuda, February 5, 2015 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $67.2 million, or $0.90 diluted net income per share, for the fourth quarter of 2014.

Chris O’Kane, Chief Executive Officer, commented, “In 2014 Aspen achieved Book Value per Share growth of 10.3% and a strong Operating Return on Equity of 11.5%. Our performance - achieved despite a dynamic and competitive reinsurance market that has required constant strategic vigilance - reflects our deep client relationships and access to more attractively priced business in reinsurance, as well as the continued successful build out of our U.S. Insurance teams and the innovative insurance solutions we offer our clients around the world.”

Operating highlights for the quarter ended December 31, 2014

•	Gross written premiums increased by 1.8% to $615.4 million in the fourth quarter of 2014 from the fourth quarter of 2013

•
Combined ratio of 94.1% for the fourth quarter of 2014 compared with 91.9% for the fourth quarter of 2013.  Net favorable development on prior year loss reserves of $11.5 million, or 1.9 combined ratio points, for the fourth quarter of 2014 compared with $20.5 million, or 3.6 combined ratio points, in the comparable period a year ago

•
There were $15.7 million, or 2.6 combined ratio points, of pre-tax catastrophe losses in the fourth quarter of 2014 compared with $34.7 million, or 6.1 combined points, of pre-tax catastrophe losses net of reinsurance recoveries and reinstatement premiums in the fourth quarter of 2013

Operating highlights for the year ended December 31, 2014

•
Gross written premiums increased by 9.7% to $2,902.7 million for the year ended December 31, 2014 compared with the year ended December 31, 2013. Gross written premiums increased by 3.4% in Reinsurance and 14.4% in Insurance compared to 2013

•
Combined ratio of 91.7% (90.5% excluding bid defense costs) for 2014 compared with 92.6% for 2013.  Net favorable development on prior year loss reserves of $104.1 million, or 4.3 combined ratio points, for 2014 compared with $107.7 million, or 5.0 combined ratio points, for 2013

•
There were $65.5 million, or 2.7 combined ratio points, of pre-tax catastrophe losses in 2014 compared with $101.9 million, or 4.7 combined points, of pre-tax catastrophe losses net of reinsurance recoveries and reinstatement premiums in 2013

Financial highlights for the year ended December 31, 2014

•
Annualized net income return on average equity of 11.1% (12.1% excluding corporate expenses related to bid defense costs) and annualized operating return on average equity of 11.5% for the year ended December 31, 2014 compared with 10.6% and 9.7%, respectively, for 2013(1)

•	Diluted net income per share of $4.82 ($5.25 excluding bid defense costs) for the year ended December 31, 2014 compared with diluted net income per share of $4.14 for the year ended December 31, 2013

•	Diluted operating income per share of $5.01 for the year ended December 31, 2014 compared with diluted operating income per share of $3.88 for the year ended December 31, 2013(1)

•	Diluted book value per share of $45.13 at December 31, 2014 up 10.3% from December 31, 2013;
Diluted book value per share increased 11.4% from December 31, 2013, excluding bid defense costs

(1)	See definition of non-GAAP financial measures at the end of this release.

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended December 31, 2014 include:

•	Gross written premiums of $145.3 million, a decrease of 17.5% from $176.2 million in the fourth quarter of 2013

•	Combined ratio of 82.7% compared with 58.6% for the fourth quarter of 2013

•
Prior year favorable reserve development of $23.4 million, or 8.9 combined ratio points, compared with $46.1 million prior year favorable loss reserve development, or 16.2 combined ratio points, for the fourth quarter of 2013

The combined ratio of 82.7% for the fourth quarter of 2014 included $15.0 million, or 5.7 percentage points, of pre-tax catastrophe losses. The combined ratio of 58.6% for the fourth quarter of 2013 included $29.4 million, or 10.4 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries. For the quarter ended December 31, 2014 the Reinsurance accident year ex-catastrophe loss ratio was 52.8% compared with 36.3% a year ago.(1) There was a higher frequency of non-correlated mid-sized losses of $29.8 million in the quarter which accounted for 11.3 percentage points on the loss ratio.

Stephen Postlewhite, CEO of Reinsurance, commented on the year, “Reinsurance had a very strong performance in 2014. For the full year we grew premiums slightly while achieving an accident year ex cat loss ratio of 50.9%. At the important January 1, 2015 renewal season we continued our trajectory of modest growth while maintaining our underwriting discipline. As a result of our client relationships and access to risk, we were able to withdraw capital from areas where rates and terms and conditions did not meet our requirements and deploy it in areas where the business was better rated. While there was continued rate pressure in Property Cat we were able to renew the rest of our book, which accounts for approximately 70% of the total renewal, with rates down only 3%. Our strategic positioning, focused on product and regional diversification has resulted in an ability to access and select the better priced risks to retain. We were also able to write a meaningful amount of new, well rated business.  As we navigate the marketplace, we anticipate capitalizing on our established regional strategy and continuing to grow in Asia and Latin America as well as expanding our Aspen Capital Markets offerings and leveraging our access to third party capital.”

Insurance

Operating highlights for Insurance for the quarter ended December 31, 2014 include:

•	Gross written premiums of $470.1 million, an increase of 9.8% compared with $428.2 million in the fourth quarter of 2013

•	Combined ratio of 97.1% compared with 121.6% for the fourth quarter of 2013

•
Prior year reserve strengthening of $11.9 million, or an adverse impact of 3.4 combined ratio points, compared with prior year reserve strengthening of $25.6 million, or an adverse impact of 8.9 combined ratio points, for the fourth quarter of 2013. In the fourth quarter of 2014, there was adverse prior year development in the Marine, Aviation and Energy line of business.

Gross written premiums increased across all sub-segments, especially Property and Casualty and Marine, Aviation and Energy lines, primarily resulting from the continued growth from the U.S. teams. The U.S. Insurance teams produced profitable results for the second consecutive year and achieved a loss ratio of 58.4% for 2014.

The combined ratio of 97.1% for the fourth quarter of 2014 included $0.7 million, or 0.2 percentage points, of pre-tax catastrophe losses related to U.S. storms. The combined ratio for the fourth quarter of 2013 included $5.3 million, or 1.9 percentage points, of pre-tax catastrophe losses related to U.S. storms. For the quarter ended December 31, 2014 the Insurance accident year ex catastrophe loss ratio improved 17.9 percentage points to 56.3% compared with 74.2% a year ago.(1)

Mario Vitale, CEO of Insurance, commented, “2014 was a year of continued progress for the Insurance segment. We had top line growth of 14% while achieving flat rates across the book from a year ago and an 8 point improvement in combined ratio. Our Insurance business is reaping the benefits of prior investments. Our International business continues to service niche markets with close to $500 million of the business placed through our established Lloyd's platform. This quarter marks two years of profitability for our U.S. platform, which had a loss ratio of 56.7% for the fourth quarter and 58.4% for 2014.  For the year, the U.S. platform delivered net earned premium of $529.0 million with a G&A ratio of 18.3%. We are now on track to achieve $600 million of net earned premium and surpass our previously stated goal of $550 million net earned premium by the end of 2015. At that time, we expect a corresponding G&A ratio of approximately 16%.”(2)

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.50 years at December 31, 2014 excluding the impact of interest rate swaps, or 3.29 years including the impact of interest rate swaps. The total return on Aspen’s investment portfolio was 0.77% for the fourth quarter of 2014, and 3.05% for the twelve months ended December 31, 2014.

Book yield as at December 31, 2014 on the fixed income portfolio was 2.65% compared to 2.74% at December 31, 2013.

Capital

Total shareholders’ equity was $3.4 billion at December 31, 2014.
During the fourth quarter of 2014, 1,398,727 ordinary shares were repurchased under a Rule 10b5-1 plan at an average price of $42.87 per share for a total cost of $60.0 million. For the twelve months ended December 31, 2014, a total of 4,289,857 ordinary shares were repurchased at an average price of $42.16 per ordinary share for a total cost of $180.9 million.
Aspen today announced that its Board of Directors has replaced its existing share repurchase authorization with a new authorization of $500 million. The total share repurchase authorization, which is effective immediately through February 6, 2017, permits Aspen to effect repurchases from time to time through a combination of transactions, including open market repurchases, privately negotiated transactions and accelerated share repurchase transactions.
Outlook
Aspen expects to achieve an operating return on equity of 11% in 2015(2).
Commenting on Aspen’s outlook, Chris O’Kane, Chief Executive Officer, said: “In Insurance, where rate environments differ by line and geography, our International insurance business has been successful in targeting niche areas where business is well rated and our U.S. platform continues to gain scale with increased profitable growth. We maintained our disciplined underwriting approach during the January Reinsurance renewal season as we reduced our book where rates and terms did not meet our return requirements while achieving meaningful growth in areas where overall return remain attractive. In 2015, we will remain sharply focused on driving Operating Return on Equity and Book Value growth. We currently expect an operating return on equity of 11% in 2015. We expect to continue to utilize repurchases and dividends as appropriate to return to shareholders excess capital that cannot be deployed in the business at our required rates of return.”(2)

January 2015 Reinsurance Renewals
During the January 2015 renewal season, Aspen underwrote $531.3 million in gross written premiums in Reinsurance, an increase of 2.1% compared with the prior year. The renewal data does not include U.S. agriculture premiums.
Below is a table reflecting gross written premiums written during the January 2015 renewal season, including new business, by Property Catastrophe, Other Property, Casualty and Specialty Reinsurance.

January Gross Written Premiums (underwriting year basis)
	2015	2014	Increase (Decrease)
	($ in millions)%
Property Catastrophe	$144.8	$164.1	(11.8)%
Other Property	124.0	111.9	10.8%
Casualty	117.7	118.3	(0.5)%
Specialty	144.8	125.9	15.0%
	$531.3	$520.2	2.1%

Note: The January premiums shown in the above table include premiums written on a proportional basis which are recognized throughout the year to reflect the expected inception of the underlying risks and therefore do not represent Aspen’s reported gross written premium for each of these periods. Prior year amounts have been conformed to current year presentation.
See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (EDT) on Friday, February 6, 2015.

To participate in the February 6 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 868 3191 (US toll free) or
+1 (973) 321 1024 (international)
Conference ID 61208203
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or
+1 (404) 537 3406 (international)
Replay ID 61208203
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076

Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at December 31, 2014	As at December 31, 2013

ASSETS
Total investments	$7,428.9	$6,959.8
Cash and cash equivalents	1,178.5	1,293.6
Reinsurance recoverables	556.8	484.6
Premiums receivable	1,011.7	999.0
Other assets	540.4	493.5
Total assets	$10,716.3	$10,230.5

LIABILITIES
Losses and loss adjustment expenses	$4,750.8	$4,678.9
Unearned premiums	1,441.8	1,280.6
Other payables	484.6	372.4
Silverton loan notes	70.7	50.0
Long-term debt	549.1	549.0
Total liabilities	$7,297.0	$6,930.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,419.3	3,299.6
Total liabilities and shareholders’ equity	$10,716.3	$10,230.5

Book value per share	$46.16	$41.87
Diluted book value per share (treasury stock method)	$45.13	$40.90

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	December 31, 2014	December 31, 2013
UNDERWRITING REVENUES
Gross written premiums	$615.4	$604.4
Premiums ceded	(61.4)	(56.4)
Net written premiums	554.0	548.0
Change in unearned premiums	58.2	24.6
Net earned premiums	612.2	572.6
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	339.6	331.4
Amortization of deferred policy acquisition costs	114.8	99.7
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	121.5	94.9
Total underwriting expenses	575.9	526.0
Underwriting income including corporate expenses	36.3	46.6
OTHER OPERATING REVENUE
Net investment income	46.7	47.2
Interest expense	(7.4)	(9.5)
Other (expense) income	(3.9)	3.5
Total other operating revenue	35.4	41.2

OPERATING INCOME BEFORE TAX	71.7	87.8

Net realized and unrealized exchange (losses)	(2.8)	(3.8)
Net realized and unrealized investment (losses) gains	(0.9)	9.6
INCOME BEFORE TAX	68.0	93.6
Income tax expense	(0.8)	(3.6)
NET INCOME AFTER TAX	67.2	90.0
Dividends paid on ordinary shares	(12.4)	(11.8)
Dividends paid on preference shares	(9.4)	(9.4)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Proportion due to non-controlling interest	(0.8)	0.2
Retained income	$44.5	$68.9
Components of net income (after tax)
Operating income	$71.3	$84.4
Net realized and unrealized exchange (losses) after tax	(3.1)	(3.8)
Net realized investment (losses) gains after tax	(1.0)	9.4
NET INCOME AFTER TAX	$67.2	$90.0

Loss ratio	55.5%	57.9%
Policy acquisition expense ratio	18.8%	17.4%
General, administrative and corporate expense ratio	19.8%	16.6%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	19.8%	16.6%
Expense ratio	38.6%	34.0%
Expense ratio (excluding non-recurring corporate expenses)	38.6%	34.0%
Combined ratio	94.1%	91.9%
Combined ratio (excluding non-recurring corporate expenses)	94.1%	91.9%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratio

	Twelve Months Ended
	December 31, 2014	December 31, 2013
UNDERWRITING REVENUES
Gross written premiums	$2,902.7	$2,646.7
Premiums ceded	(387.5)	(347.0)
Net written premiums	2,515.2	2,299.7
Change in unearned premiums	(109.9)	(127.9)
Net earned premiums	2,405.3	2,171.8
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,307.5	1,223.7
Amortization of deferred policy acquisition costs	451.2	422.0
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	417.2	368.1
Total underwriting expenses	2,175.9	2,013.8
Underwriting income including corporate expenses	229.4	158.0
OTHER OPERATING REVENUE
Net investment income	190.3	186.4
Interest expense	(29.5)	(32.7)
Other (expense) income	(9.8)	6.5
Total other operating revenue	151.0	160.2

OPERATING INCOME BEFORE TAX	380.4	318.2

Non-recurring corporate expenses (bid defense costs)	(28.5)	—
Net realized and unrealized exchange (losses)	(2.4)	(14.5)
Net realized and unrealized investment gains	18.4	39.0
INCOME BEFORE TAX	367.9	342.7
Income tax expense	(12.1)	(13.4)
NET INCOME AFTER TAX	355.8	329.3
Dividends paid on ordinary shares	(50.3)	(47.8)
Dividends paid on preference shares	(37.8)	(35.5)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Change in redemption value	—	(7.1)
Proportion due to non-controlling interest	(0.8)	0.5
Retained income	$266.8	$239.3
Components of net income (after tax)
Operating income	$368.5	$304.3
Non-recurring corporate expenses	(28.5)	—
Net realized and unrealized exchange (losses) after tax	(2.2)	(13.3)
Net realized investment gains after tax	18.0	38.3
NET INCOME AFTER TAX	$355.8	$329.3

Loss ratio	54.4%	56.3%
Policy acquisition expense ratio	18.8%	19.4%
General, administrative and corporate expense ratio	18.5%	16.9%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	17.3%	16.9%
Expense ratio	37.3%	36.3%
Expense ratio (excluding non-recurring corporate expenses)	36.1%	36.3%
Combined ratio	91.7%	92.6%
Combined ratio (excluding non-recurring corporate expenses)	90.5%	92.6%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.92	$1.23	$4.92	$4.29
Operating income adjusted for preference share dividend	$0.99	$1.15	$5.11	$4.03
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.90	$1.21	$4.82	$4.14
Operating income adjusted for preference share dividend	$0.97	$1.13	$5.01	$3.88

Weighted average number of ordinary shares outstanding (in millions)	62.206	65.594	64.536	66.872

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	63.605	67.052	65.873	69.418

Book value per ordinary share	$46.16	$41.87	$46.16	$41.87
Diluted book value per ordinary share (treasury stock method)	$45.13	$40.90	$45.13	$40.90

Ordinary shares outstanding at end of the period (in millions)	62.017	65.547	62.017	65.547

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	63.445	67.090	63.445	67.090

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$145.3	$470.1	$615.4	$176.2	$428.2	$604.4
Net written premiums	143.6	410.4	554.0	174.5	373.5	548.0
Gross earned premiums	278.4	417.0	695.4	297.7	366.1	663.8
Net earned premiums	263.1	349.1	612.2	284.8	287.8	572.6
Losses and loss adjustment expenses	130.4	209.2	339.6	86.8	244.6	331.4
Policy acquisition expenses	47.7	67.1	114.8	46.2	53.5	99.7
General and administrative expenses	39.4	62.9	102.3	33.8	51.9	85.7
Underwriting income (loss)	$45.6	$9.9	$55.5	$118.0	$(62.2)	$55.8

Net investment income			46.7			47.2
Net realized and unrealized investment (losses) gains (1)			(0.9)			9.6
Corporate expenses			(19.2)			(9.2)
Other (expense) income			(3.9)			3.5
Interest expenses			(7.4)			(9.5)
Net realized and unrealized foreign exchange (losses) (2)			(2.8)			(3.8)
Income before tax			$68.0			$93.6
Income tax expense			(0.8)			(3.6)
Net income			$67.2			$90.0

Ratios
Loss ratio	49.6%	59.9%	55.5%	30.5%	85.0%	57.9%
Policy acquisition expense ratio	18.1%	19.2%	18.8%	16.2%	18.6%	17.4%
General and administrative expense ratio (3)	15.0%	18.0%	19.8%	11.9%	18.0%	16.6%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	15.0%	18.0%	19.8%	11.9%	18.0%	16.6%
Expense ratio	33.1%	37.2%	38.6%	28.1%	36.6%	34.0%
Expense ratio (excluding non-recurring corporate expenses)	33.1%	37.2%	38.6%	28.1%	36.6%	34.0%
Combined ratio	82.7%	97.1%	94.1%	58.6%	121.6%	91.9%
Combined ratio (excluding non-recurring corporate expenses)	82.7%	97.1%	94.1%	58.6%	121.6%	91.9%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,172.8	$1,729.9	$2,902.7	$1,133.9	$1,512.8	$2,646.7
Net written premiums	1,124.0	1,391.2	2,515.2	1,082.0	1,217.7	2,299.7
Gross earned premiums	1,137.6	1,599.0	2,736.6	1,126.6	1,366.8	2,493.4
Net earned premiums	1,088.2	1,317.1	2,405.3	1,073.0	1,098.8	2,171.8
Losses and loss adjustment expenses	497.8	809.7	1,307.5	481.7	742.0	1,223.7
Policy acquisition expenses	200.0	251.2	451.2	207.2	214.8	422.0
General and administrative expenses	146.4	205.5	351.9	131.0	185.9	316.9
Underwriting income (loss)	$244.0	$50.7	$294.7	$253.1	$(43.9)	$209.2

Net investment income			190.3			186.4
Net realized and unrealized investment gains (1)			18.4			39.0
Corporate expenses			(65.3)			(51.2)
Non-recurring corporate expenses			(28.5)			—
Other (expense) income			(9.8)			6.5
Interest expenses			(29.5)			(32.7)
Net realized and unrealized foreign exchange (losses) (2)			(2.4)			(14.5)
Income before tax			$367.9			$342.7
Income tax expense			(12.1)			(13.4)
Net income			$355.8			$329.3

Ratios
Loss ratio	45.7%	61.5%	54.4%	44.9%	67.5%	56.3%
Policy acquisition expense ratio	18.4%	19.1%	18.8%	19.3%	19.5%	19.4%
General and administrative expense ratio (3)	13.5%	15.6%	18.5%	12.2%	16.9%	16.9%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.5%	15.6%	17.3%	12.2%	16.9%	16.9%
Expense ratio	31.9%	34.7%	37.3%	31.5%	36.4%	36.3%
Expense ratio (excluding non-recurring corporate expenses)	31.9%	34.7%	36.1%	31.5%	36.4%	36.3%
Combined ratio	77.6%	96.2%	91.7%	76.4%	103.9%	92.6%
Combined ratio (excluding non-recurring corporate expenses)	77.6%	96.2%	90.5%	76.4%	103.9%	92.6%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2014, Aspen reported $10.7 billion in total assets, $4.8 billion in gross reserves, $3.4 billion in total shareholders’ equity and $2.9 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” (“Good”) by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results;
increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 20, 2014.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

(1)Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2014, non-recurring items included costs associated with defending the unsolicited approach from Endurance Specialty

Holdings Ltd. in the amounts of $Nil and $28.5 million for the three and twelve months ended December 31, 2014, respectively.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen has presented loss ratios both including and excluding the impact from catastrophe losses to aid in the analysis of the underlying performance of our segments. Aspen has defined catastrophe losses in 2014 as losses associated with winter storms in the U.S., snowstorms in Japan and flooding in the U.K. which occurred in the first and second quarter of 2014, North American and European storms in the third quarter of 2014 and North American, Asian and Australian storms in the fourth quarter of 2014. We have defined major 2013 catastrophe losses as losses associated with floods in Central Europe, Canada and India, as well as tornadoes and hailstorms in the U.S. in the second quarter of 2013, hailstorms in Germany and floods in Canada and Mexico in the third quarter of 2013, and storms and associated flooding in Europe, India and the Philippines in the fourth quarter of 2013.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratio excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe related reinstatement premiums.  Aspen has defined the major 2014 catastrophe losses as losses associated with North American, European, Asian and Australian storms and flood losses in the U.K. We have defined major 2013 catastrophe losses as losses associated with floods in Central Europe, Canada and India, as well as tornadoes and hailstorms in the U.S. in the second quarter of 2013, hailstorms in Germany and floods in Canada and Mexico in the third quarter of 2013, and storms and associated flooding in Europe, India and the Philippines in the fourth quarter of 2013.

Insurance	Q4 2014	Full Year 2014	Q4 2013	Full Year 2013
Loss Ratio	59.9	61.5	85.0	67.5
Prior Year Loss Development	(3.4)	0.4	(8.9)	(1.4)
Catastrophe Losses	(0.2)	(1.7)	(1.9)	(1.4)
Ex-cat Accident Year Loss Ratio	56.3	60.2	74.2	64.7

Reinsurance	Q4 2014	Full Year 2014	Q4 2013	Full Year 2013
Loss Ratio	49.6	45.7	30.5	44.9
Prior Year Loss Development	8.9	9.1	16.2	11.4
Catastrophe Losses	(5.7)	(3.9)	(10.4)	(8.1)
Ex-cat Accident Year Loss Ratio	52.8	50.9	36.3	48.2

(2) The outlook for 2015 assumes normal loss experience, our current view of interest rates and our prospective view of the insurance rate environment. Our outlook in 2015 is necessarily subject to heightened sensitivity in relation to these assumptions which are likely to be the subject of future change, amendment, update and review, as necessary. For example, our assumptions for rising interest rates in 2015 are subject to and dependent upon the anticipated and actual monetary policy decisions taken by the central banks in the jurisdictions in which we operate. Our assumptions are also based on the retention of our senior underwriters and client relationships. In addition, the models underlying our normal loss experience assumptions will produce different illustrative loss patterns if the modeling assumptions are changed. Recent decreases in pricing in certain business lines, if sustained, are also expected to have an adverse effect on operating return on equity. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, loss reserve development, investment results and other items.